Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

GE LifeStyle Funds

We consent to the use of our reports, dated November 24, 2008, incorporated herein by reference to the GE Conservative Strategy Fund, GE Moderate Strategy Fund, GE Aggressive Strategy Fund, GE Conservative Allocation Fund, GE Moderate Allocation Fund, and GE Aggressive Allocation Fund, each a series of GE LifeStyle Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “THE FUNDS’ HISTORY AND ADDITIONAL INFORMATION - Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

January 26, 2009